Exhibit 10.19

Restricted Share Unit Agreement

Granted Under The 2005 Equity Incentive Plan

1.	Grant of Award.

Pursuant to the authority delegated by the Board of Directors of VistaPrint Limited, a Bermuda corporation (the “Company”), to VistaPrint USA, Incorporated, a Delaware corporation (“VistaPrint USA”) pursuant to Section 3 of the 2005 Equity Incentive Plan (the “Plan”), this Agreement evidences the grant by the Company on «GrantDate» (the “Grant Date”) to «Name» (the “Participant”) of «Numbershares» restricted share units (the “Units”) with respect to a total of «Numbershares» common shares of the Company (the “Shares”), $0.001 par value per share (the “Common Shares”).

Except as otherwise indicated by the context, the term “Participant”, as used in this award, shall be deemed to include any person who acquires rights under this award validly under its terms.

2.	Vesting Schedule.

(a) Subject to the terms and conditions of this award, the Units will vest in accordance with the following schedule. Vesting amounts pursuant to the following schedule are cumulative:

•	25% of the original number of Units on «Vestdate» (the “Vesting Date”),

•	and an additional 6.25% of the original number of Units at the end of each successive three-month period following the Vesting Date until the third anniversary of the Vesting Date.

(b) Continuous Relationship with the Company Required. This vesting schedule requires that the Participant, at the time any Units vest, is, and has been at all times since the Grant Date, an employee, officer or director of, or consultant or advisor to, the Company or any parent or subsidiary of the Company and as defined in Section 424(e) or (f) of the United States Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”) (an “Eligible Participant”). If the Participant is employed by a parent or subsidiary of the Company, any references in this Agreement to employment by or with the Company or termination of employment by or with the Company shall instead be deemed to refer to such parent or subsidiary.

(c) Termination of Relationship with the Company. If the Participant ceases to be an Eligible Participant for any reason, then the vesting of Units shall cease and the Participant shall have no further rights with respect to any unvested Units. Notwithstanding the foregoing, if the Participant, prior to this Award becoming vested in full, violates the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company a parent or subsidiary of the Company, the vesting of Units shall cease and this award shall terminate immediately upon such violation.

3.	Timing and Form of Distribution.

The distribution date (the “Distribution Date”) for Units that become vested pursuant to this award will be made in a lump sum on the date that such Units vest. Distribution of vested Units will be made by the Company in Common Shares (on a one-to-one basis) on or as soon as practicable after the Distribution Date with respect to such vested Units. The Participant will only receive distributions in respect of his/her vested Units and will have no right to distribution of a Common Share with respect to unvested Units unless and until such Units vest. Once a Common Share with respect to a vested Unit has been distributed pursuant to this award, the Participant will have no further rights with respect to that Unit.

4.	Dividend Equivalent Rights.

During such time as each Unit remains outstanding and prior to the distribution of such Unit in accordance with Section 3, the Participant will have the right to receive, in cash, with respect to such Unit, the amount of any cash dividend paid by the Company on a Common Share (a “Dividend Equivalent Right”). The Participant will have a Dividend Equivalent Right with respect to each Unit that is outstanding on the record date of such dividend. Dividend Equivalent Rights will be paid to the Participant at the same time or within 30 days after dividends are paid to shareholders of the Company. Dividend Equivalent Rights will not be paid to the Participant with respect to any Units that are forfeited pursuant to Section 2(c), effective as of the date such Units are forfeited. The Participant will have no Dividend Equivalent Rights as of the record date of any cash dividend in respect of any Units that have been distributed in Common Shares.

5.	Withholding.

The Participant will be required to pay in cash any sums required by federal, state or local tax law to be withheld (“Withholding Taxes”) with respect to the payment of Dividend Equivalent Rights. The Participant also will be required to satisfy Withholding Taxes with respect to the vesting of Units. In order to satisfy the Withholding Taxes owed with respect to the vesting of Units, the Participant agrees that:

(a) Unless the Company, in its sole discretion, determines that the procedure set forth in this Section 5(a) is not advisable, at the Distribution Date, the Company shall withhold a number of Common Shares with a market value (based on the closing price of the Common Shares on the last trading day prior to the Distribution Date) equal to the amount necessary to satisfy the minimum amount of Withholding Taxes due on such Distribution Date.

(b) If the Company, in its sole discretion, determines that the procedure set forth in Section 5(a) is not advisable or sufficient, then the Participant, as a condition to receiving any Common Shares upon the vesting of Units, shall either (i) pay to the Company, by cash or check, an amount sufficient to satisfy any Withholding Taxes or otherwise make arrangements satisfactory to the Company in its sole discretion for the payment of such amounts (including through offset of any amounts otherwise payable by the Company to the Participant, including salary or other compensation), or (ii) if the Company in its sole discretion determines to permit Participants to so elect, execute and deliver to the Company an irrevocable standing order authorizing E-Trade or any broker approved by the Company (the “Broker”) to sell, at the market price on the applicable Distribution Date, the number of Common Shares that the Company has instructed the Broker is necessary to obtain proceeds sufficient to satisfy the Withholding Taxes applicable to the Common Shares to be distributed to the Participant on the Distribution Date (based on the closing price of Common Shares on the last trading day prior to the Distribution Date) and to remit such proceeds to the Company. The Participant agrees to execute and deliver such documents as may be reasonably required in connection with the sale of any Common Shares pursuant to this Section 5(b).

6.	Nontransferability of Award.

This award may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution.

7.	No Right to Employment or Other Status.

This award shall not be construed as giving the Participant the right to continued employment or any other relationship with the Company or any parent or subsidiary of the Company. The Company and any parent or subsidiary of the Company expressly reserves the right to dismiss or otherwise terminate its relationship with the Participant free from any liability or claim under the Plan or this award, except as expressly provided in this award.

8.	No Rights as Shareholder.

Except for the Dividend Equivalent Rights described in Section 4, the Participant shall not have any rights as a shareholder with respect to any Common Shares distributable under this award until becoming recordholder of such shares.

9.	Provisions of the Plan.

This award is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this award.